UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 7, 2024
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SILA REALTY TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	001-42129	46-1854011
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1001 Water St.
Suite 800
Tampa, Florida 33602
(Address of principal executive offices)
(813) 287-0101
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	SILA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2024, Sila Realty Trust, Inc. (the “Company”) appointed Christopher K. Flouhouse as Executive Vice President and Chief Investment Officer of the Company, effective May 6, 2024. Under the Company’s offer letter to Mr. Flouhouse, to the extent he was employed by the Company for more than six months, his employment was to be subject to either the Company’s severance plan or an employment agreement, as reasonably determined by the Company.
On November 7, 2024, an employment agreement (the “Employment Agreement”) between Mr. Flouhouse and the Company became effective. Under the Employment Agreement, Mr. Flouhouse will receive $475,000 in base salary and is eligible to receive an annual cash bonus with a target amount of at least 100% of his base salary (Mr. Flouhouse’s annual cash bonus for 2024 will be prorated to reflect the period of employment from his start date on May 6, 2024 through December 31, 2024). Mr. Flouhouse is also eligible to receive equity and/or other long-term incentive awards under any plan or program adopted by the Company and to participate in the Company’s employee benefit programs. Mr. Flouhouse is also entitled to indemnification rights under the Employment Agreement.
Under the Employment Agreement, if Mr. Flouhouse is terminated without "cause" (as defined under the Employment Agreement), or terminates his employment for "good reason" (as defined under the Employment Agreement), he is entitled to: (i) accrued benefits and any earned but unpaid annual cash bonus relating to the prior calendar year; and (ii) subject to Mr. Flouhouse’s execution of a general release, (a) a cash severance amount equal to the Severance Multiple (which is either 1.5 or 2 depending on whether his termination occurs during the 12-month period following a change in control of the Company) times the sum of Mr. Flouhouse’s then-current base salary and his target annual cash bonus for the then-current calendar year, (b) a prorated target annual bonus for the then-current calendar year, (c) vesting of Mr. Flouhouse’s outstanding time-based equity awards and (d) continued benefits under COBRA, or, in the case of ineligibility for COBRA, payments equal to the monthly COBRA premium, for up to 18 months following termination (“COBRA Benefits”).
If Mr. Flouhouse is terminated due to disability, he is entitled to: (i) accrued benefits and any earned but unpaid annual cash bonus relating to the prior calendar year; and (ii) subject to his execution of a general release, (a) vesting of his outstanding time-based equity awards, (b) an amount equal to 50% of his then-current base salary, (c) a prorated target annual cash bonus for the then-current calendar year, and (d) COBRA Benefits. If Mr. Flouhouse is terminated due to his death, (i) his estate is entitled to his accrued benefits, any earned but unpaid annual cash bonus relating to the prior calendar year and his prorated target annual cash bonus for the then-current year, (ii) any of Mr. Flouhouse’s outstanding time-based equity awards will vest and (iii) COBRA Benefits will be available for Mr. Flouhouse’s dependents.
If Mr. Flouhouse is terminated for "cause" (as defined under the Employment Agreement), or terminates his employment without "good reason" (as defined under the Employment Agreement), all payments and benefits under the Employment Agreement will cease, except for accrued benefits, and any unvested awards or benefits will be forfeited. Mr. Flouhouse will also be entitled to any earned but unpaid annual cash bonus in the case of his voluntary termination.
The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Employment Agreement, dated November 7, 2024, by and among Sila Realty Management Company, LLC, Sila Realty Trust, Inc. and Christopher K. Flouhouse.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILA REALTY TRUST, INC.

Dated: November 13, 2024	By:	/s/ Kay C. Neely
	Name:	Kay C. Neely
	Title:	Chief Financial Officer